Exhibit 99.7

Captiva Software Corporation
Form of Stock Option Grant Notice
(2002 Equity Incentive Plan)

Captiva Software Corporation (the "Company"), pursuant to its 2002 Equity Incentive Plan (the "Plan"), hereby grants to Optionholder an option to purchase the number of shares of the Company's Common Stock set forth below. This option is subject to all of the terms and conditions as set forth herein and in the Stock Option Agreement, the Plan and the Notice of Exercise, all of which are attached hereto and incorporated herein in their entirety.
Optionholder:	_________________________
Date of Grant:	_________________________
Vesting Commencement Date:

The Effective Time as set forth in that certain Agreement and Plan of Merger and Reorganization dated March 4, 2002 by and between ActionPoint, Inc. and Captiva Software Corporation. (the "Merger Agreement")

Number of Shares Subject to Option:	_________________________
Exercise Price (Per Share):	_________________________
Total Exercise Price:	_________________________
Expiration Date:	January 28, 2012; provided, however, that if the Merger (as defined in the Merger Agreement) does not occur by September 30, 2002, the options granted hereby will expire.

Type of Grant:        ☐ Incentive Stock Option1            ☐ Nonstatutory Stock Option

Exercise Schedule: Same as Vesting Schedule.

Vesting Schedule:

[For certain officers:: The shares shall vest over two years as follows: 1/2 of the shares vest on the Vesting Commencement Date and thereafter 1/24 of the remaining shares shall vest in monthly installments over the next two years].

[Employees for > 1 year as of closing: The shares shall vest over four years as follows: fifteen percent (15%) of the shares vest on the Vesting Commencement Date; thirty-five percent (35%) of the shares vest on the first annual anniversary of the Vesting Commencement Date and thereafter the remaining fifty percent (50%) of the shares shall vest in equal monthly installments over the remaining three years.

[Employment for < 1 year as of closing: The shares shall vest over four years as follows: 1/4th of the shares vest on the first annual anniversary of the Vesting Commencement Date and 1/48th of the shares vest monthly thereafter over the remaining three years.

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1      If this is an incentive stock option, it (plus your other outstanding incentive stock options) cannot be first exercisable for more than $100,000 in any calendar year. Any excess over $100,000 is a nonstatutory option.

Payment:

By one or a combination of the following items (described in the Stock Option Agreement):

By cash or check

[Pursuant to a Regulation T Program if the Shares are publicly traded]

[By delivery of already-owned shares if the Shares are publicly traded]

[By deferred payment]

Additional Terms/Acknowledgements: The undersigned Optionholder acknowledges receipt of, and understands and agrees to, this Grant Notice, the Stock Option Agreement and the Plan. Optionholder further acknowledges that as of the Date of Grant, this Grant Notice, the Stock Option Agreement and the Plan set forth the entire understanding between Optionholder and the Company regarding the acquisition of stock in the Company and supersede all prior oral and written agreements on that subject with the exception of (i) options previously granted and delivered to Optionholder under the Company's Amended and Restated Stock Option/Stock Issuance Plan, and (ii) the following agreements only:

Other Agreements:             [None]
Captiva Software Corporation By:_____________________ Signature Title:____________________ Date: ________________	Optionholder: _________________ Signature Date:_____________

Attachments: (I) Stock Option Agreement, (II) 2002 Equity Incentive Plan and (III) Notice of Exercise

Attachment I

Stock Option Agreement

Attachment II

2002 Equity Incentive Plan

Attachment III

Notice of Exercise